Exhibit 99.1

Contact:

Steve Mayer

Burr, Pilger & Mayer LLP

415-421-5757

hearme@bpmllp.com

HearMe Announces Final Cash Distribution to Stockholders

San Francisco, CA – (August 18, 2005 – HearMe (HEARZ.PK) (“HearMe” or the “Company”) today announced that its Board of Directors has approved a final cash distribution to be paid out of net available assets of $.009977 per share (the “Distribution”) to stockholders of record as of the Company’s final record date of November 26, 2001.  It is currently anticipated that the Distribution will be made on or about August 30, 2005.

Final Liquidating Distributions

The aggregate amount of the distribution is $ 274,612.  This distribution will be the Company’s final liquidating distribution.  An initial cash distribution of $0.18 per share totaling approximately $5,113,000 was made in March 2002 and a second cash distribution in the amount of $0.0467 per share totaling approximately $1,325,000 was made in December 2004, in each case to stockholders of record as of the final record date.  The number of outstanding shares of the Company’s common stock outstanding on November 26, 2001, the date on which the Company closed its stock transfer books and discontinued recording transfers, was 28,402,908. the number of shares subject to the Company’s final distribution does not include 877,849 shares associated with certain stockholders with outstanding promissory notes.   In the case of certain stockholders with outstanding promissory notes payable to the Company, the proceeds of the Distribution will be offset against the outstanding principal and interest under such notes.  In other cases, settlement agreements with certain former noteholders included provisions whereby such noteholders assigned the proceeds of any further distributions to stockholders back to the Company.  In addition, pursuant to the management retention arrangements entered into in 2001 with certain individuals, in connection with the Distribution HearMe will pay the aggregate amount of $20,670 to such individuals.  The Company will retain approximately $50,000 for final expenses including, but not limited to, preparation and filing of final tax returns, state withdrawal filings, accounting and legal related to the final distribution, storage costs and a small reserve to cover any other costs that may be incurred in connection with the Company’s final wind-down.

The Company has determined that following the Distribution its shares of Common Stock will have no value.

New York Litigation

On November 19, 2001, the Company was served with a complaint filed by Michael Ring and Frank Ring (the “Rings”) against the Company and GameSpy Industries, Inc. in the New York Supreme Court (the trial court), County of New York, alleging breach of a written lease relating to a facility in New York, New York which had been assigned to GameSpy, and seeking damages of approximately $197,000 plus attorneys’ fees.  In January 2004, the New York Supreme Court ruled in favor of HearMe, and in May 2005 the U.S. Court of Appeals for the Second Circuit affirmed this decision.   The final, and favorable, resolution of this litigation has enabled the Company to make the Distribution.